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                                     EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE

CONTACT: KIRK BREWER, JACOR
         (847) 256-9282
         JOE WINN, ARS
         (617) 375-7514


                   JACOR ANNOUNCES TRANSACTION TO EXCHANGE WKRQ-FM
                      FOR THREE AMERICAN RADIO SYSTEMS STATIONS


CINCINNATI, DECEMBER 27, 1996 -- Jacor Communications, Inc. (NASDAQ: JCOR) said today it has entered into an agreement through which it will exchange the assets of WKRQ-FM, Cincinnati, for the assets of three Rochester, N.Y., radio stations owned by American Radio Systems.

    The ARS stations are WHAM-AM, WHTK-AM, and WVOR-FM. In addition, ARS will assign Jacor an option to purchase WNVE-FM, Rochester, from The Great Lakes Wireless Talking Machine Limited Liability Corporation.

    The transactions are subject to regulatory approval.

    Jacor Chief Executive Officer Randy Michaels said, "We're very pleased to have reached this agreement with ARS, since it satisfies the DOJ Consent Decree stipulation that we divest WKRQ while providing us a solid base in Rochester." The DOJ agreement was reached as part of Jacor's acquisition of Citicasters Inc.

    ARS has reached a similar agreement with the DOJ requiring divestiture of the Rochester assets.

    Jacor Communications is headquartered in Cincinnati. Including announced pending acquisitions, Jacor owns, operates, represents or provides programming for 112 radio stations in 25 U.S. broadcast areas. The company also owns WKRC-TV in Cincinnati. Jacor plans to pursue growth through continued acquisitions of complementary stations in its existing broadcast locations, and radio groups or individual stations with significant presence in other attractive locations.


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